Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126822 on Form S-3 of our report dated March 2, 2006, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for asset retirement obligations to conform with the FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” in 2005) and financial statement schedules of South Jersey Gas Company appearing in the Annual Report on Form 10-K of South Jersey Gas Company for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 2, 2006